EXHIBIT 99

                                  PRESS RELEASE

                     SECOND NATIONAL FINANCIAL CORPORATION

                            VIRGINIA HEARTLAND BANK

                                               For more information contact:
Ed Barham, President and CEO                William B. Young, Chairman & CEO
540/825-4800                                                    540/898-1110

FOR IMMEDIATE RELEASE                                        April 20, 1998

        Second National Financial Corporation and Virginia Heartland Bank
                    announce peer merger and the formation of
                      United Virginia Financial Corporation

Culpeper and Fredericksburg, Virginia--Second National Financial Corporation (NASDAQ Small Cap: SEFC) and Virginia Heartland Bank today jointly announced that they have entered into an agreement to combine their institutions under the umbrella of a new bank holding company, United Virginia Financial Corporation. Under the terms of the agreement, Second National Financial Corporation will be renamed United Virginia Financial Corporation. Second National Financial Corporation shares will automatically convert into shares of United Virginia Financial Corporation without any action by Second National Financial's existing shareholders. Simultaneously Virginia Heartland Bank shareholders will join the new holding company and receive 1.15 shares of United Virginia Financial Corporation stock for each share of Virginia Heartland Bank in a tax-free exchange.

         Subsequent to the merger, Second Bank & Trust, the bank subsidiary of Second National Financial Corporation, and Virginia Heartland Bank will continue operating under their respective existing managements with their current names as wholly-owned subsidiaries of United Virginia Financial Corporation. Each bank will be managed by its own board of directors. The management team of the parent company, United Virginia Financial Corporation, which will be headquartered in Culpeper, will include William Young, Chairman and Chief Executive Officer; Ed Barham, President; Jeff Farrar, Senior Vice President and Chief Financial Officer; and Ed Allison, Senior Vice President and Secretary. Mr. Young will hold the position of Chairman and Chief Executive Officer of the new holding company until December 2000 at which time Mr. Barham will assume both titles. The board of directors of United Virginia Financial Corporation will be comprised of Mr. Young, Mr. Barham and six additional members, four to be nominated by Second National Financial Corporation and two, by Virginia Heartland Bank.

         In announcing the transaction, Bill Young, Chairman of the Board and Chief Executive Officer of Virginia Heartland Bank, said "We couldn't be more excited about this partnership. Virginia Heartland Bank will team up with Second National, who we have known for many years as a high quality institution, and we will become part of a larger organization with more than $330 million in assets and $39 million in capital. With more resources at our disposal, we will be able to remain technologically up to date and provide our customers in the Fredericksburg market with a wider variety of services. The combined companies will have in excess of 2 million shares outstanding in the hands of approximately two thousand shareholders. Virginia Heartland shareholders should enjoy an immediate improvement in the liquidity of their investment."

         Ed Barham, President and Chief Executive Officer of Second National Financial Corporation, said "We share a common vision with Virginia Heartland Bank. We both believe there is a continuing need for services that only community banks can effectively deliver, but we also know this must be done efficiently to satisfy the requirements of our shareholders. The larger United Virginia Financial Corporation will do both by combining the resources of the two organizations while each bank continues giving its customers top quality, personalized service. Each bank's customers will see no change in personnel or day to day operations. And financially, the transaction will be good for our shareholders. It will be accretive to our earnings per share in 1999, the first full year of combined operations, with very conservative cost savings assumptions."

         Both Young and Barham state "This combination will be successful because both organizations believe strongly in the underlying principles that are motivating it. We both understand the competitiveness in the financial services industry today and the advantages of size in delivering those services competitively. At the same time, we know there is a substantial segment of bank customers who can only get the level of service they demand at their local community bank. It is because of the combination of these forces that we anticipate a great future for community banking organizations like United Virginia Financial Corporation."

         Second National Financial Corporation, which reported assets of $228 million and stockholders' equity of $29.4 million as of March 31, 1998, operates six offices in the Culpeper, Madison, Orange, and Rockingham Counties. Virginia Heartland Bank, with assets of $100 million and stockholders' equity of $9.1 million, has three banking offices in the city of Fredericksburg and Spotsylvania County.